newsrelease
CTS CORPORATION  Elkhart, Indiana 46514
574-523-3800
April 23, 2013
FOR RELEASE:  Immediately

CTS ANNOUNCES FIRST QUARTER 2013 FINANCIAL RESULTS

Components and Sensors Segment Sales Grow 28%
Maintains Full-Year Earnings Per Share Guidance for 2013

Elkhart, IN. . .CTS Corporation (NYSE: CTS) today announced first quarter 2013 revenues of $149.5 million, an increase of 2% from the same period last year and an 8% increase from the fourth quarter 2012.  First quarter 2013 net earnings were $3.6 million, or $0.10 per diluted share, compared to $2.3 million, or $0.07 per diluted share, in the same period last year. Included in the first quarter 2013 earnings were $0.04 per share of restructuring and related charges and CEO transition costs. Excluding these items, adjusted first quarter 2013 earnings were $0.14 per share.

First quarter 2013 Components and Sensors segment sales grew $21.6 million, or 28%, from the same period last year.  Automotive sensor and actuator sales increased $17.4 million, or 36%, year-over-year primarily due to incremental sales of $12.7 million from the acquisition of D&R Technology (D&R), and sales of $7.3 million from the recently launched smart actuator product.  Sales of electronic components increased $4.2 million, or 15%, driven primarily by higher piezoceramic product sales for hard disk drive applications. Sales in the EMS segment decreased $19.1 million, or 27%, in the first quarter of 2013 from the first quarter of 2012, primarily from $14.3 million lower demand in the defense and aerospace market and $7.1 million in the industrial market, partially offset by higher sales of $3.7 million in the communications market.

Other Items

–	The December 2012 D&R acquisition integration is progressing on schedule. The D&R acquisition expands CTS’ leadership position in automotive sensors for safety and vehicle chassis management.

–
As expected, the first quarter 2013 benefitted from approximately $0.05 per share relating to the U.S. research tax credit and a China high-technology incentive tax credit. These items were delayed from 2012. As a result, the first quarter effective tax rate was (29.4%).

–
During the first quarter of 2013, the Company repurchased 105,264 shares for $1.0 million, at an average price of $9.95. Approximately 363,000 shares remain in CTS’ one million share buyback authorization.

Commenting on first quarter 2013 results, Kieran O’Sullivan, CTS President and Chief Executive Officer, stated, “We stayed on track in the first quarter for our full-year profitability, despite softness in our EMS business and the mixed global economic conditions. We recognize we have work to do to simplify our business, optimize our capital utilization while improving our margins and completing the integration of our D&R operations.”

While the global macro economic environment remains cautious, primarily impacting the EMS segment, sales from new programs and the D&R acquisition in the Components and Sensors segment will benefit the earnings in the coming quarters.  As a result, management is maintaining its full-year 2013 guidance, though at the low end of the sales increase of 12% to 15% over 2012, and adjusted diluted earnings per share in 2013, which excludes $0.02 per share of restructuring and related charges, is being maintained in the range of $0.73 to $0.78, including $0.05 per share of CEO transition costs.

SEGMENT INFORMATION

($ in thousands)

	Components and Sensors	EMS	Total
First Quarter of 2013
Net sales to external customers	$98,062	$51,450	$149,512
Segment operating earnings before corporate and shared services charges	$10,382	$1,063	$11,445
Corporate and shared services charges	(5,979)	(1,682)	(7,661)
Segment operating earnings/(loss)	$4,403	$(619)	$3,784
Expenses not allocated to business segments:
- Restructuring and related charges			(822)
Total operating earnings			$2,962

Fourth Quarter of 2012
Net sales to external customers	$75,675	$62,623	$138,298
Segment operating earnings before corporate and shared services charges	$17,378	$5,598	$22,976
Corporate and shared services charges	(4,940)	(1,970)	(6,910)
Segment operating earnings (1)	$12,438	$3,628	$16,066
Expenses not allocated to business segments:
- Restructuring and related charges			(3,827)
Total operating earnings			$12,239

First Quarter of 2012
Net sales to external customers	$76,418	$70,551	$146,969
Segment operating earnings before corporate and shared services charges	$7,344	$455	$7,799
Corporate and shared services charges	(4,324)	(1,543)	(5,867)
Segment operating earnings/(loss) (2)	$3,020	$(1,088)	$1,932

(1) Components and Sensors operating earnings of $12,438 include a $10,334 gain from the Singapore sale-leaseback transaction.
(2) EMS segment’s operating loss of $(1,088) includes $1,769 of insurance recovery for property damage related to the flood at CTS Thailand’s manufacturing facility.

Components & Sensors: Components and Sensors first quarter 2013 sales increased $21.6 million, or 28%, from the first quarter of 2012. Automotive sensor and actuator sales increased $17.4 million, or 36%, primarily due to incremental sales of $12.7 million from the acquisition of D&R and higher sales of $7.3 million from the recently launched smart actuator product. Sales of electronic components increased $4.2 million, or 15%, driven primarily by higher piezoceramic product sales for hard disk drive applications. Segment operating earnings before corporate and shared services charges of $10.4 million increased $3.0 million from the same period last year primarily due to higher sales, including the D&R acquisition.

Components and Sensors first quarter 2013 sales increased $22.4 million, or 30%, from the fourth quarter of 2012.  Automotive sensor and actuator product sales grew $20.8 million, or 47%, primarily from $12.4 million of incremental sales of D&R and $5.6 million of smart actuator product sales.  Sales of electronic component products increased $1.5 million, or 5%, across several product lines.  Segment operating earnings before corporate and shared services charges of $10.4 million decreased $7.0 million from the fourth quarter of 2012, primarily due to a $10.3 million gain from the Singapore sale-leaseback transaction in the fourth quarter, partially offset by the favorable impact of higher sales.

EMS:  EMS first quarter 2013 sales decreased $19.1 million, or 27%, from the first quarter of 2012, due primarily to lower sales demand in the defense and aerospace and industrial markets, partially offset by increased sales in the communications market. Despite lower sales volume, segment operating earnings before corporate and shared services charges of $1.1 million were $0.6 million higher than the first quarter 2012, primarily due to lower net expenses related to the flood at the Thailand facility.

EMS first quarter 2013 sales decreased $11.2 million, or 18%, from the fourth quarter of 2012 primarily in the defense and aerospace, industrial and medical markets, partially offset by increases in the communication market. The first quarter segment operating earnings before corporate and shared services charges of $1.1 million, were $4.5 million unfavorable to the fourth quarter 2012, primarily due to flood insurance recoveries of $5.0 million received in the fourth quarter 2012 and lower sales volume, partially offset by lower operating costs.

Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, April 24, 2013 at 11:00 a.m. EDT.  Those interested in participating may dial 800-230-1074 (612-234-9959, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EDT on Wednesday, April 24, 2013 through 11:59 p.m. EDT on Wednesday, May 1, 2013. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 288166.  Also, please note that a live audio webcast of the conference call will be available and can be accessed directly from the Web sites of CTS Corporation www.ctscorp.com, StreetEvents www.streetevents.com, Netscape netscape.aol.com, Compuserve www.compuserve.com and others.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor
This document contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact. Forward-looking statements are based on management’s expectations, certain assumptions and currently available information. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements. Examples of factors that may affect future operating results and financial condition include, but are not limited to: changes in the economy generally and in respect to the businesses in which CTS operates; unanticipated issues in integrating acquisitions; rapid technological change; general market conditions in the automotive, communications, and computer industries, as well as conditions in the industrial, defense and aerospace, and medical markets; reliance on key customers; unanticipated natural disasters or other events; the ability to protect our intellectual property; pricing pressures and demand for our products; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks. Many of these, and other, risks and uncertainties are discussed in further detail in Item 1.A of the Annual Report on Form 10-K. We undertake no obligation to publicly update our forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:        Thomas A. Kroll, Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone 574-523-3800  FAX 574-293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended
	March 31,	April 1,
	2013	2012

Net sales	$ 149,512	$ 146,969

Costs and expenses:
Cost of goods sold	118,332	124,920
Insurance recovery for business interruption	-	(3,627)
Selling, general and administrative expenses	21,407	19,404
Research and development expenses	6,252	6,109
Insurance recovery for property damage	-	(1,769)
Restructuring charge	559	-

Operating earnings	2,962	1,932

Other (expense) / income:
Interest expense, net	(502)	(210)
Other income	298	575
Total other income	(204)	365

Earnings before income taxes	2,758	2,297

Income tax (benefit)/expense	(810)	14

Net earnings	$ 3,568	$ 2,283

Net earnings per share:
Basic	$ 0.11	$ 0.07

Diluted	$ 0.10	$ 0.07

Cash dividends declared per share	$ 0.035	$ 0.035

Average common shares outstanding:
Basic	33,523	34,106

Diluted	34,176	34,718

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Earnings per Share

The following table reconciles GAAP diluted earnings per share to adjusted earnings per share for the Company:

	Three Months Ended
	March 31,	April 1,
	2013	2012

GAAP diluted earnings per share	$ 0.10	$ 0.07
Tax affected charges to reported diluted
loss per share:
Restructuring and related charges	0.02	-
Additional CEO costs	0.02
Adjusted earnings per share	$ 0.14	$ 0.07

Additional Information

The following table includes other financial information not presented in the preceding financial statements.

	Three Months Ended
$ In thousands	March 31,	April 1,
Expense	2013	2012
Depreciation and Amortization	$ 5,886	$ 4,790
Equity Based Compensation	$ 1,318	$ 1,214

OTHER SUPPLEMENTAL INFORMATION
(continued)

Non-GAAP Financial Measures

Adjusted earnings per share is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is diluted earnings per share.

CTS adjusts for this item because they are discrete events which have a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance.
CTS uses an adjusted earnings per share measure to evaluate overall performance, establish plans and perform strategic analysis.  Using this measure avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance.  Because this measure is based on the exclusion or inclusion of specific items, they may not be comparable to measures used by other companies which have similar titles.  CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies.  CTS believes that this measure is useful to its management, investors and stakeholders in that it:

- provides a truer measure of CTS' operating performance,
- reflects the results used by management in making decisions about the business, and
- helps review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings
Segment operating earnings is a non-GAAP financial measure outside the context of the Accounting Standards Codification ("ASC") 280 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings.  Segment operating earnings exclude the effects of restructuring and restructuring-related charges when they are incurred by the Company.  Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	March 31,	December 31,
	2013	2012

Cash and cash equivalents	$ 109,432	$ 109,571
Accounts receivable, net	93,730	89,342
Inventories	82,144	81,752
Other current assets	29,741	28,633
Total current assets	315,047	309,298

Property, plant & equipment, net	94,115	93,725
Other assets	155,388	158,156

Total Assets	$ 564,550	$ 561,179

Notes payable and current portion
of long-term debt	$ -	$ -
Accounts payable	68,328	67,973
Other accrued liabilities	40,066	47,056
Total current liabilities	108,394	115,029

Long-term debt	164,000	153,500
Other obligations	22,434	24,892

Shareholders' equity	269,722	267,758

Total Liabilities and
Shareholders' Equity	$ 564,550	$ 561,179